POWER OF ATTORNEY

     The undersigned, Charles J. Egan, Jr., does hereby constitute and appoint Raymond F. Beagle, Jr. as the undersigned's true and lawful attorney-in-fact to execute for and on behalf of the undersigned all Forms 4 and 5 (including any amendments thereto) and Forms 13D (and any amendments thereto) which the undersigned is required to file with the United States Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of AMC Entertainment Inc. The undersigned acknowledges that the foregoing attorney-on-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Section 16 or 13d of the Securities Exchange Act of 1934, as amended.

     This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file reports under Section 16 or 13(d) of the Securities Exchange Act of 1934, as amended, with respect to the undersigned's holdings of and transactions in securities issued by AMC Entertainment Inc, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.

     IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney this 30th day of March, 2002.


                                                    /s/ Charles J. Egan, Jr.
                                                        Charles J. Egan, Jr.